STOCK PURCHASE AGREEMENT

By and Among

MOMS PHARMACY, INC.

as Buyer

And

PAT IANTORNO, ERIC IANTORNO, JORDAN IANTORNO, JORDAN IANTORNO A/C/F MAX IANTORNO, MICHAEL WINTERS AND GEORGE MONCADA
COLLECTIVELY, as Sellers

Dated February 28, 2005

Page
ARTICLE 1 THE TRANSACTION	1

1.1	Sale and Purchase of the Shares	1
1.2	Purchase Price	1
1.3	Transfer Taxes	2
1.4	Closing Time and Place	2
1.5	Payment of Purchase Price at Closing	2
1.6	Delivery of the Warrants at Closing	2

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS	2

2.1	Authorization and Enforceability	2
2.2	Title to Shares	3
2.3	Organization	3
2.4	Qualification; Location of Business and Assets	3
2.5	Capitalization and Ownership	3
2.6	Subsidiaries	3
2.7	Minute Book, Etc.	3
2.8	Financial Statements	4
2.9	No Conflicts; No Violation of Law or Agreements	4
2.10	Litigation and Claims	5
2.11	Brokers	5
2.12	No Undisclosed Liabilities	5
2.13	No Changes	5
2.14	Taxes	7
2.15	Accounts Receivable	8
2.16	Litigation and Claims	8
2.17	Material Contracts	8
2.18	Environmental Matters; Worker Health & Safety Matters	9
2.19	Compliance with Laws	10
2.20	Consents	10
2.21	Real Estate	10
2.22	Personal Property	11
2.23	Intellectual Property	11
2.24	Condition and Sufficiency of the Target Assets.	12
2.25	Transactions with Related Parties	12
2.26	Employees; Officers and Directors	12
2.27	Labor Relations	13
2.28	Insurance	13
2.29	Employee Benefit Plans	13
2.30	Customers	15
2.31	Accounts; Lockboxes and Safe Deposit Boxes	15
2.32	Licenses	15
2.33	Payment Programs	15
2.34	Fraud and Abuse	16
2.35	Physician Self-Referrals	16
2.36	Controlled Substances	16
2.37	Disclosure	16

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Page
ARTICLE 3 REPRESENTATION AND WARRANTIES OF BUYER		16
3.1	Organization; Qualification; Authority and Enforceability	16
3.2	No Conflict; No Violation of Laws or Agreements	16
3.3	Consents	17
3.4	Litigation and Claims	17
3.5	SEC Reports	17
3.6	Brokers	17
3.4	Investment Representations	17
ARTICLE 4 CERTAIN OBLIGATIONS		17
4.1	Conduct of Business Pending Closing	17
4.2	Ordinary Course	18
4.3	Preservation of Businesses	18
4.4	Maintenance of Employees	18
4.5	Insurance	18
4.6	Cooperation	19
4.7	Access, Information, and Documents	19
4.8	Acquisition Proposals	19
4.9	Controlled Substances Registration	19
4.10	Management Representation Letters	19
ARTICLE 5 CONDITIONS TO CLOSING		19
5.1	Conditions Precedent to Obligations of Buyer	19
5.2	Conditions Precedent to the Obligations of the Sellers	20
5.3	Satisfaction of Closing Conditions	21
ARTICLE 6 DELIVERIES AND PROCEEDINGS AT CLOSING		21
6.1	Closing Deliveries by Seller	21
6.2	Deliveries By Buyer	22
ARTICLE 7 TERMINATION		22
ARTICLE 8 CERTAIN ADDITIONAL COVENANTS		22
8.1	Costs and Expenses	22
8.2	No Solicitation	22
8.3	Non-Competition	23
8.4	Confidential Information; Confidentiality	23
8.5	Section 338 Election	24
ARTICLE 9 INDEMNIFICATION		24
9.1	Indemnification by Sellers	24
9.2	Indemnification by Buyer	24
9.3	Notice and Opportunity to Defend	25
9.4	Offset	25
9.5	Survival	25
9.6	No Election	25
ARTICLE 10 MISCELLANEOUS		25
10.1	Notices	25
10.2	Successors and Assigns	26

-ii-

Page
10.3	Construction	26
10.4	Governing Law	27
10.5	Consent to Jurisdiction	27
10.6	Headings	27
10.7	Counterparts	27
10.8	Further Assurances	27
10.9	Course of Dealing	27
10.10	Severability	28
10.11	Entire Agreement	28

-iii-

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Warrant
Exhibit C	Form of Notes
Exhibit D	Form of Officers’ Certification
Exhibit E	Form of Legal Opinion of Sellers’ Counsel
Exhibit F	Form of General Release
Exhibit G	Form of Noncompetition, Nonsolicitation and Confidentiality Agreement
Exhibit H	Form of Tubb Purchase Agreement
Exhibit I	Form of Parent Guaranty

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made and entered into this February 28, 2005, by and among MOMS PHARMACY, INC., a California corporation (“Buyer”), and Pat Iantorno, Eric Iantorno, Jordan Iantorno, Jordan Iantorno a/c/f Max Iantorno, Michael Winters and George Moncada (each, a “Seller” and, together, the “Sellers”).

BACKGROUND:

Sellers own all of the issued and outstanding shares of capital stock of Specialty Pharmacies, Inc. (“Target”), a Washington corporation (the “Shares”).

Target operates a specialty retail pharmacy business in the States of California and Washington (the “Business”).

Buyer desires to purchase, and Sellers desire to sell, transfer and deliver to Buyer, all the Shares on the terms and conditions of this Agreement.

All capitalized (and as noted herein, uncapitalized) words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) have the meanings specified in Exhibit A hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

In consideration of the foregoing, the mutual representations, warranties and covenants set forth in this Agreement, and for the good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

1.1  Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing:

(a)  Each Seller shall sell, transfer, assign and convey the Shares owned by such Seller to Buyer and shall deliver to Buyer a stock certificate or certificates representing all of the Shares owned by such Seller, duly endorsed in blank or with duly executed stock powers attached, with any appropriate transfer stamps affixed, free and clear of any Lien, provided, that if any such certificate shall have been lost, stolen or destroyed, an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed shall be delivered to Buyer and, if required by Buyer, such person shall post a bond in such reasonable amount and for such reasonable period of time as Buyer may direct as indemnity against any claim that may be made against Buyer with respect to such certificate; and

(b)  Buyer shall purchase, acquire and accept from the Sellers all right, title and interest in and to the Shares.

1.2  Purchase Price. The aggregate consideration for the Shares is Six Million Three Hundred Thousand Dollars ($6,300,000), as adjusted pursuant to Sections 1.7 and 1.8 (the “Purchase Price”), and warrants to purchase 351,438 shares of common stock of Parent at a price per share of $6.26, in substantially the form attached hereto as Exhibit B (the “Warrants”), payable in accordance with Section 1.5 and Section 1.6.

1.3  Transfer Taxes. Sellers shall pay all stock transfer Taxes, recording fees and other sales, transfer, use, purchase or similar Taxes resulting from the transactions contemplated hereby.

1.4  Closing Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Nixon Peabody LLP at 10:00 a.m. on the date of this Agreement (the “Closing Date”).

1.5  Payment of Purchase Price at Closing. At the Closing, Buyer shall pay the Purchase Price as follows:

(a)  Four Million Four Hundred Thousand Dollars ($4,400,000), allocated between the Sellers or their designees as indicated on Schedule 1.5 of the Sellers’ Disclosure Schedule, by wire transfer of immediately available funds to the account of each Seller or its designee as such Seller shall direct in writing to Buyer on the Closing Date.

(b)  Buyer will deliver promissory notes in the aggregate principal amount of One Million Nine Hundred Thousand Dollars ($1,900,000), as adjusted pursuant to Section 1.7, which shall be due and payable no later than the first anniversary of the Closing Date, allocated between the Sellers as indicated on Schedule 1.5 of the Sellers’ Disclosure Schedule (the “Notes”).

1.6  Delivery of the Warrants at Closing. At the Closing, Parent shall deliver the Warrants, allocated between the Sellers as indicated on Schedule 1.6 of the Sellers’ Disclosure Schedule.

1.7  Working Capital Adjustment to Purchase Price.

(a) Within 105 days after the Closing Date, Buyer shall prepare and deliver to Sellers the Closing Date Balance Sheet and the Closing Date Net Working Capital based on the Closing Date Balance Sheet. If the Closing Date Net Working Capital is greater than $0, the Purchase Price shall be increased by an amount equal to the Closing Date Net Working Capital. If the Closing Date Net Working Capital is less than $0, Purchase Price shall be reduced by the absolute value of the amount by which Closing Date Net Working Capital is less than $0. The Purchase Price shall be increased or decreased, as the case may be, pursuant to this Section 1.7(a) by a dollar-for-dollar adjustment to the principal amounts of the Notes, pro rata among the Sellers in proportion to the amounts set forth on Schedule 1.5 of the Sellers’ Disclosure Schedule.

(d) If Sellers agree in writing with the Closing Date Balance Sheet, the Closing Date Balance Sheet will automatically be final and conclusive. If Sellers object to the

Closing Date Balance Sheet, Buyer shall promptly meet with Sellers and endeavor to reach agreement on the Closing Date Balance Sheet within 30 days after Sellers’ receipt of the Closing Date Balance Sheet. Any such agreement or objection by Sellers shall be determined by a vote of the majority of the Shares, with such numbers to be determined by reference to the date that is immediately prior to the date of this Agreement. If at any time Sellers and Buyer agree in writing on the Closing Date Balance Sheet, the Closing Date Balance Sheet shall automatically be Closing Date and conclusive. If Sellers and Buyer are unable to reach agreement on the Closing Date Balance Sheet within such 30 days, Buyer and Sellers shall immediately retain an independent certified public accounting firm, mutually selected and who has not provided material services to Buyer, the Target or any Seller during the previous two years, to resolve all disputed issues on the Closing Date Balance Sheet as soon as reasonably possible. Only disputed issues shall be submitted to such independent certified public accounting firm for review. In resolving any disputed issue, such independent certified public accounting firm may not assign a value to such disputed issue greater than the highest value for such issue claimed by either party or less than the lowest value for such issue claimed by either party, in each case as presented to such independent certified public accounting firm. The resolution of all open issues on the Closing Date Balance Sheet by such independent certified public accounting firm shall be Closing Date and binding on Sellers and Buyer. All fees and disbursements of such independent certified public accounting firm shall be paid by the party found by such independent certified public accounting firm to be in the greatest error with respect to their position on the Closing Date Balance Sheet or, if no such finding is made by such independent certified public accounting firm, paid evenly by the Buyer, on the one hand, and Sellers, on the other, with such amounts from Sellers to be paid pro rata in accordance with the allocations set forth on Schedule 1.5(b).

(c) For purposes of determining the Closing Date Balance Sheet and Closing Date Net Working Capital, the parties agree that (i) any and all payments made or payable (whether contingent or otherwise) to Michael Tubb pursuant to the Tubb Purchase Agreement attached hereto as Exhibit H (the “Tubb Purchase Agreement”) shall be excluded for all purposes, (ii) amounts in respect of filled prescriptions that are unbilled pending Medi-Cal treatment authorization requests shall be deemed to be current assets of Target.

1.8 Qualification for Pilot Program. In the event the Target qualifies for the Pilot Program and is reimbursed as a result thereof by Medi-Cal after the Closing Date for amounts in respect of the period from September 1, 2004 through December 31, 2004, Buyer shall pay to Sellers from time to time as soon as practicable after those amounts are received by the Target from Medi-Cal an amount equal to the amounts so received, up to a maximum of $200,000, with such amounts to be distributed among Sellers pro rata in accordance with the allocations set forth on Schedule 1.5(b).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to Buyer on or before the date of this Agreement (the “Sellers’ Disclosure Schedule”), each Seller hereby represents and warrants to Buyer, jointly but not severally, as of the Closing Date as follows:

2.1  Authorization and Enforceability. Each Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Seller’s execution and delivery of, and the performance of its obligations under, this Agreement has been authorized to the extent such authorization is necessary for such Seller to so execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

2.2  Title to Shares. Each Seller owns of record and beneficially all of the Shares set forth opposite its name on Schedule 2.2 of the Sellers’ Disclosure Schedule, free and clear of all Liens. Except as set forth on Schedule 2.2 of the Sellers’ Disclosure Schedule, there are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands or understandings relating to the sale or disposition of any of the Shares, obligating either Seller to grant, offer or enter into any of the foregoing, or relating to the voting or control of any Shares.

2.3  Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Complete copies of Target’s charter and bylaws have been delivered to Buyer as in full force and effect.

2.4  Qualification; Location of Business and Assets. Target is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 2.4 of the Sellers’ Disclosure Schedule, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Target make such qualification necessary and where the failure to so qualify would have a Material Adverse Effect on the Target. Set forth on Schedule 2.4 of the Sellers’ Disclosure Schedule is each location (specifying state, county and city) where Target (a) has a place of business, (b) owns or leases real property, (c) maintains inventory and/or (d) maintains employees.

2.5  Capitalization and Ownership. The authorized capital stock of Target consists of 5,000,000 shares of common stock, no par value, of which 933,334 shares are issued and outstanding. The Sellers are the record and beneficial owner of all the Shares. All the Shares have been duly authorized and validly issued, and are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Target or any Seller, and to the best knowledge of Sellers, any other Person, and were issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations. Except as set forth on Schedule 2.5 of the Sellers’ Disclosure Schedule, there are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands or understandings of any character whatsoever, fixed or contingent, that directly or indirectly (i) call for the issuance, sale or other disposition of any capital stock of Target and there are no securities convertible into or exchangeable for any capital stock of Target, (ii) obligate any Seller to grant, offer or enter into any of the foregoing or (iii) relate to the voting or control of any capital stock of Target. No Person has any right to require Target or Seller to register any securities of Target under any federal or state securities laws.

2.6  Subsidiaries. Except as set forth on Schedule 2.6 of the Sellers’ Disclosure Schedule, Target does not, directly or indirectly, own any equity ownership interest in any Person.

2.7  Minute Book, Etc. The minute book, stock certificate book and stock record book of Target have been provided to Buyer and the signatures therein are the true signatures of the persons purporting to have signed the documents contained therein. Such minute book contains substantially accurate and complete minutes of all meetings or written consents to action of the board of directors and shareholders of Target. All material corporate actions taken by Target have been duly authorized.

2.8  Financial Statements.

(a)  Attached hereto as Schedule 2.8 of the Sellers’ Disclosure Schedule are (i) true and correct copies of the unaudited balance sheets of Target as of December 31, 2002, 2003 and 2004 and the related consolidated statements of profit and loss and cash flows for each of the fiscal years then ended (collectively, the “Unaudited Financial Statements”), and (ii) the unaudited balance sheet of Target and related statement of profit and loss as of, and for the period beginning on January 1, 2005 and ended on January 31, 2005 (collectively, together with the Unaudited Financial Statements, the “Financial Statements,” with the Financial Statements as of and at January 31, 2005 being referred to herein as the “Interim Statements”).

(b)  The Financial Statements: (i) were prepared from the Books and Records of Target, which Books and Records have been maintained in all material respects in accordance with all legal and accounting requirements applicable thereto (it being understood that, for purposes of this Section 2.8, the term “Books and Records” shall mean only those Books and Records related to the preparation of financial statements in accordance with GAAP); (ii) were prepared in accordance with GAAP consistently applied; and (iii) present fairly the financial condition of Target and the results of its operations for the periods covered by, and as at the dates of, each of the Financial Statements except that the Interim Statements omit footnote disclosures and do not reflect year-end adjustments which will not, in the aggregate, be material. The statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

2.9  No Conflicts; No Violation of Law or Agreements. Except to the extent set forth on Schedule 2.9, the execution and delivery by each Seller of this Agreement does not, and the consummation by the Sellers of the transactions contemplated hereby and thereby, will not:

(a)  contravene any provision of Target’s charter or bylaws;

(b)  conflict with, constitute or result in any breach, default or violation of (or an event which would, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) (i) any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement, or any other instrument, contract, agreement or commitment to which either Seller or Target is a party, or by which either Seller or Target is bound, (ii) any judgment or order of any Governmental Authority applicable to either Seller or Target, or (iii) any law, rule or regulation;

(c)  result in the creation or imposition of any Lien upon any Shares or upon any Target Assets or give to others any interests or rights therein;

(d)  result in the acceleration of any liability or obligation of Target (or give others the right to cause such acceleration); or

(e)  result in the termination or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which either Seller or Target is a party or by which any of them may be bound or affected, or to which any Shares owned by such Seller or any Target Assets may be subject.

2.10  Litigation and Claims. Except to the extent set forth on Schedule 2.10, there are no Claims pending, or to the best knowledge of the Seller, threatened which seek to delay or prevent the consummation of the transactions contemplated by this Agreement or which would adversely affect or restrict any Seller’s ability to perform its obligations under this Agreement.

2.11  Brokers. No Seller nor any person acting on behalf of any Seller has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, or made any agreement (other than this Agreement) which would cause Target, Buyer or any Affiliates of Buyer to be obligated to pay any broker’s fee, commission or other fees with respect to the sale of the Shares or as a result of the consummation of any of the transactions contemplated hereby.

2.12  No Undisclosed Liabilities. Target has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, whether direct or indirect, except (a) to the extent reflected as a liability on the Financial Statements and the notes thereto, (b) liabilities incurred in the ordinary course of business (and not in violation of this Agreement or any other agreement to which Target is a party or by which it may be bound), or (c) obligations to perform under the contracts disclosed in Schedule 2.17(a) of the Seller’s Disclosure Schedule.

2.13  No Changes. Since December 31, 2003, Target has conducted its business only in the ordinary course of business. Without limiting the generality of the foregoing sentence, since December 31, 2003 there has not been:

(a)  any change in the financial condition, assets, liabilities, net worth, earning power or business of Target, except for changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has had or could have a Material Adverse Effect on Target;

(b)  any casualty, damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or, to the best knowledge of Seller, prospects of Target, or any deterioration in the operating condition of the Target Assets, or any accidents in which any employees or other persons have been killed or seriously injured;

(c)  any Lien placed on any of the Target Assets;

(d)  any declaration, setting aside or payment of a dividend or other distribution in respect of any of the Shares or any direct or indirect redemption, purchase or other acquisition of any of the Shares;

(e)  any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to either Seller or any officer, director or employee of Target (except normal merit increases made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which either Seller or any officers, directors or employees of Target may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans described on Schedule 2.29 of the Sellers’ Disclosure Schedule or any other payment of any kind to or on behalf of either Seller or any such officer, director or employee (other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business consistent with past practice);

(f)  any making or authorization of any capital expenditures in excess of Ten Thousand Dollars ($10,000);

(g)  any cancellation or waiver of any right of Target or any cancellation or waiver of any debts or Claims of Target or any cancellation or waiver of any debts or Claims of Target against any Related Party;

(h)  any sale, transfer, lease or other disposition of any Target Asset, except for inventory in the ordinary course of business;

(i)  any termination or amendment to or suspension or termination of, or receipt by Target or either Seller of any notice of breach or default of, any lease, contract or other agreement to which Target is a party;

(j)  any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Target, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since December 31, 2003;

(k)  any adverse change or, to the best knowledge of Seller, any threat of any adverse change in Target’s relations with, or any loss or, to the best knowledge of Seller, threat of loss of, suppliers or customers which, individually or in the aggregate, had or may have a Material Adverse Effect on Target;

(l)  any write-offs as uncollectible of any notes or accounts receivable of Target or write-downs of the value of any assets or inventory by Target, other than immaterial amounts or in the ordinary course of business consistent with past practice;

(m)  except as set forth on Schedule 2.13 of the Sellers’ Disclosure Schedule, any change by Target in any method of accounting or keeping its books of account or accounting practices;

(n)  any creation, incurrence, assumption or guarantee by Target of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business consistent with past practice, or any creation, incurrence, assumption or guarantee by Target of any indebtedness for money borrowed, except in the ordinary course of business consistent with past practice;

(o)  any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any material Target Asset (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party;

(p)  any disposition of (or failure to keep in effect any rights in, to or for the use of) any patent, trademark, service mark, trade name or copyright, or any disclosure to any Person not an employee or other disposal of any trade secret, process or know-how;

(q)  any other transaction, agreement or event outside the ordinary course of Target’s business or inconsistent with past practice; or

(r)  any agreement or commitment to take or do any of the actions described in subsections (a) through (q) above.

2.14  Taxes.

(a)  Target has (i) timely filed all Returns required to be filed by it with respect to all Taxes, including without limitation Returns for the fiscal year ended December 31, 2003 (which Returns have in all material respects been prepared in accordance with all applicable laws and requirements and are correct and complete), (ii) paid or made appropriate reserves on the Financial Statements for all Taxes required to be paid by it (whether or not shown on any Return), including without limitation in connection with all Returns for the fiscal year ended December 31, 2003, and (iii) all Taxes that are required to be collected or withheld have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted.

(b)  The accruals for Taxes contained in the Financial Statements are not less than all unpaid liabilities for Taxes for all periods ended on or before the respective dates of such Financial Statements and include adequate provisions for all deferred Taxes, and nothing has occurred subsequent to such dates to make any of such accruals inadequate. All Taxes for periods beginning after the dates of the Interim Statements have been paid or are adequately reserved against and will be reflected in Financial Statements. Target has (i) timely filed all information returns or reports, including Forms 1099, which are required to be filed and (ii) accurately reported all information required to be included on such returns or reports. True copies of federal and state income tax returns of Target relating to each of the fiscal years ended December 31, 2001 through December 31, 2003 have been delivered to Buyer.

(c)  No representative of any government taxing authority has made a pending proposal in writing to Target or Seller to assert any deficiency in Taxes, adjust any Return, or revise the manner in which any Tax liability is determined with respect to Target. No Return of

Target has been audited by the relevant authorities where any deficiencies or proposed deficiencies resulting from such audit have not been paid or adequately reserved in the Financial Statements. Seller has not received any written notice that a Return is under examination by any taxing authority and, to the best knowledge of Seller, no Return is under such examination.

(d)  Neither Target nor any of its subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Target nor any of its subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income tax Return (other than a group the common parent of which was Target) or (B) has any liability for the Taxes of any Person (other than Target or any of its subsidiaries under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

2.15  Accounts Receivable. All of the accounts and notes receivable of Target represent amounts receivable for goods and services actually delivered (or in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are free of any Lien, are not subject to any valid counterclaims or offsets and have been billed in the ordinary course of business. All of the accounts and notes receivable of Target are collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Financial Statements, and provided that following the Closing Buyer and Target use commercially reasonable efforts, consistent with past collection practices and methods used by Target prior to the Closing, to collect such accounts and notes receivable. Schedule 2.15 of the Sellers’ Disclosure Schedule sets forth the total amount of accounts or notes receivable of Target outstanding as of a date not more than thirty (30) days prior to the date hereof.

2.16  Litigation and Claims. Except to the extent set forth on Schedule 2.16 hereto, there is no Claim pending or, to the best knowledge of the Sellers, threatened (and, to the best knowledge of the Sellers, no state of facts exist which may lead to any such Claim) by, against or, to the best knowledge of the Sellers, materially affecting Target, the Business or any Target Asset, before any Governmental Authority or any arbitrator. There are presently no outstanding judgments, decrees or orders of any Governmental Authority, any arbitrator or any other Person against or, to the best knowledge of the Sellers, materially affecting Target, the Business or any Target Asset.

2.17  Material Contracts.

(a)  Contracts. Except as set forth in Schedule 2.17(a) of the Sellers’ Disclosure Schedule, there are no contracts, agreements, arrangements, commitments, instruments, plans or leases, oral or written (collectively, the “Contracts”) to which Target is a party or by which it is bound, meeting any of the following descriptions:

(i)  any Contract for consulting or other services obligating Target to payments of more than Ten Thousand Dollars ($10,000) annually or having a duration in excess of one (1) year;

(ii)  any Contract relating to the management of Target;

(iii)  any contract or agreement for the employment of any person with a base annual compensation of Thirty Thousand Dollars ($30,000) or more;

(iv)  any Contract relating to the lease of machinery, equipment or other personal property involving payment of fixed rentals in excess of Ten Thousand Dollars ($10,000) in the aggregate for any such lease during the current term thereof or any renewal term to which Target is bound;

(v)  any Contract for the purchase of any materials or supplies in excess of Five Thousand Dollars ($5,000);

(vi)  any Contract for the purchase, sale or transfer of equipment or any construction or other similar agreement involving any expenditure in excess of Ten Thousand Dollars ($10,000);

(vii)  any Contract evidencing or related to indebtedness, obligations or liability for borrowed money, or liability for the deferred purchase price of property, in excess of Ten Thousand Dollars ($10,000) (excluding trade payables incurred in the ordinary course of business consistent with past practice), or any Contract of guaranty, indemnification or other similar commitment relating to the obligations or liabilities of any other Person;

(viii)  any Contract involving a sharing of profits, joint venture or partnership;

(ix)  any Contract relating to sales agency, brokerage, distribution or similar matters;

(x)  any Contract containing covenants limiting the freedom of Target to compete in any line of business or in any area or with any Person;

(xi)  any other Contract relating to orders for future purchase or delivery of goods or retention of services which is material to Target or which has an aggregate future liability greater than Ten Thousand Dollars ($10,000); or

(xii)  any other Contract relating to the Business, except (A) Contracts excluded by an express exception from the descriptions set forth in Subparagraphs 2.17(a)(ii) through 2.17(a)(xi) above and (B) Contracts which are terminable on less than thirty (30) days’ notice without penalty or payment or involving expenditures of less than Ten Thousand Dollars ($10,000) in the aggregate.

(b)  Contract Compliance. The Contracts listed on Schedule 2.17(a) of the Sellers’ Disclosure Schedule are all of the Contracts which are material to the Business. Copies of all such Contracts have been provided to Buyer, are true, correct and complete and have been subject to no amendment, extension or modification, except such as are described in Schedule 2.17(a) of the Sellers’ Disclosure Schedule. Each Contract referred to in Schedule 2.17(a) of the Sellers’ Disclosure Schedule is valid and binding as to Target and, to the best knowledge of the Sellers, as to any counterparty thereto and, with respect to such Contracts, there is no default by Target or, to the best knowledge of the Sellers, by any counterparty thereto, and no event which, with notice or the passage of time or both, constitute such a default by Target, or, to the best knowledge of the Sellers, by any counterparty thereto. No party has any right to cancel, terminate or modify any of the Contracts to which Target is a party by reason of the transactions contemplated under this Agreement.

2.18  Environmental Matters; Worker Health & Safety Matters.

(a)  No material quantity of Hazardous Substances has been generated, transported, used, disposed, stored or treated by Target. No material quantity of Hazardous Substances has been released, discharged, disposed, transported, placed in, or on, or been caused or permitted by Target to enter, the soil or water in, under or upon any real property owned, leased or operated by Target.

(b)  Target has complied with all applicable Environmental Laws (as defined below) in all material respects. There is no pending or, to the best knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request directed to Target by any Governmental Entity, relating to any Environmental Law involving Target. For purposes of this Agreement, “Environmental Law” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976, and any statute, regulation or order pertaining to (i) the treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) the health and safety of employees and other persons; and (viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used in this Section 2.18, the term “release” shall have the meaning set forth in CERCLA.

(c)  Target is in compliance in all material respects with all requirements of Worker Health and Safety Laws, and is not subject to any cessation orders or cease and desist orders issued by any other health and safety regulatory agency.

2.19  Compliance with Laws. The business, operations and assets of Target have been conducted and are in compliance in all material respects with all applicable federal, state, local or foreign laws, rules, regulations, ordinances, judgments, decrees, orders or other requirements of any Governmental Authority. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other Person, in an attempt to influence and such Person to take or to refrain from taking any action relating to Target.

2.20  Consents. Except as set forth on Schedule 2.20 of the Sellers’ Disclosure Schedule, no consent, approval or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby or thereby, or for the continuation of the Business after Closing.

2.21  Real Estate.

(a)  Owned Real Property Interests. Target does not own any land, or interests in real property, including easements, rights of way and options.

(b)  Leased Real Property Interests. Schedule 2.21(b) of the Sellers’ Disclosure Schedule lists (i) by legal description reasonably acceptable to Buyer all real property and interests in real property, including easements, rights of way and options leased by Target from or to a third person (the “Real Property Interests”); (ii) each lease, sublease, assignment, surface, wheelage and other agreement, instrument and consent pursuant to which Target leases, occupies or uses the Real Property Interests, or has subleased or otherwise granted to others any interests therein, copies of which have been previously provided to Buyer (collectively, the “Realty Leases”); and (iii) the identity of each lessor, lessee, consenting party, guarantor, if applicable, and any other party to any of the Realty Leases. Each of the Realty Leases is valid and binding without further sublease or assignment and in full force and effect as to Target and, to the best knowledge of the Sellers, as to any other party. There is no default by Target or, to the best knowledge of the Sellers, by any other party, under any of the Realty Leases and there is no event which, with notice or the passage of time or both, may constitute such default by Target or, to the best knowledge of the Sellers, by any other party under any of the Realty Leases. Except as set forth on Schedule 2.21(b) of the Sellers’ Disclosure Schedule, upon consummation of the transactions contemplated under this Agreement, Target will remain entitled to the full economic, legal and other benefits under the Realty Leases on their present terms, and no party has any right to cancel, terminate or modify any of the Realty Leases by reason of the transactions contemplated under this Agreement.

(c)  Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or a material portion of the Real Property Interests and, to the best knowledge of the Sellers, no such proceeding is contemplated.

(d)  Disclosure. Schedule 2.21(d) of the Sellers’ Disclosure Schedule contains a complete list of all deeds, leases, subleases and other instruments and documents in the possession of Target or any Seller evidencing the ownership, leasing or right to use of the Real Property Interests.

2.22  Personal Property. Set forth on Schedule 2.22 of the Sellers’ Disclosure Schedule hereto is a complete list and summary description of all equipment, machinery, motor vehicles, furniture, trademarks, patents and other tangible and intangible personal property (the “Personal

Property”) owned or leased by Target, except for (a) any item of owned personal property with an invoice cost of less than One Thousand Dollars ($1,000) and (b) supplies which have a short-term useful life and are expensed, together with a statement as to the location of each item of Personal Property identified therein. Target has good title to all the owned Personal Property and good and valid leasehold interests in all leased Personal Property, reflected in Schedule 2.22 of the Sellers’ Disclosure Schedule, free and clear of all Liens.

2.23  Intellectual Property. Set forth on Schedule 2.23 of the Sellers’ Disclosure Schedule hereto is a true and correct list of all patents and patent applications, and all registrations or applications of trademarks, trade names, service marks and copyrights that are held by or on behalf of Target (collectively, together with all know-how and trade secrets currently used by, or developed by the employees of, Target that relate to the operations of Target, the “Intellectual Property”). To the knowledge of Sellers, Target does not use any intellectual property rights held by any third party, other than intellectual property rights used pursuant to software license agreement. Target owns (free and clear of all Liens) or has the right to use under a license, without payment to any other party (other than under a license described on Schedule 2.17 of the Sellers’ Disclosure Schedule), the Intellectual Property. No claims have been made in writing to Target or any Seller by any person challenging or questioning the right of Target to use the Intellectual Property or the validity or scope thereof. No person has claimed in writing to Target or any Seller the right to use any Intellectual Property owned or used under license, other than any rights granted by a Target pursuant to a license described on Schedule 2.17 of the Sellers’ Disclosure Schedule. No claims of patent, trademark, trade name, service mark or copyright infringement have been made in writing by any person with respect to the right of Target to continue to sell any product or service or to conduct its operations without payment of a royalty or license fee (other than payments that are currently subject to a license described on Schedule 2.17 of the Sellers’ Disclosure Schedule). No patent or trademark owned by Target has been declared unenforceable or otherwise invalid by any court or governmental authority. All patent and trademark registrations or applications which constitute Intellectual Property have been duly registered in, filed in, or issued by, the U.S. Patent and Trademark Office, or other applicable foreign patent and trademark office as listed on Schedule 2.23 of the Sellers’ Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable laws.

2.24  Condition and Sufficiency of the Target Assets. The Target Assets have been properly maintained and are in good operating condition and repair, subject only to ordinary wear and tear. The Target Assets are all of the assets necessary for the conduct of the Business in substantially the same manner as presently conducted and as presently contemplated to be conducted.

2.25  Transactions with Related Parties. No Related Party:

(a)  has borrowed money from, or loaned money to, Target which has not been repaid;

(b)  has guaranteed the performance of Target under any Contract or other agreement or instrument which is still in effect or remains outstanding or had its performance under any contract, lease or other agreement or instrument guaranteed by Target;

(c)  has any contractual or other Claim, express or implied, of any kind whatsoever against Target;

(d)  has any interest in any Target Asset; or

(e)  has been engaged in any other transaction with Target.

2.26  Employees; Officers and Directors. Schedule 2.26 of the Sellers’ Disclosure Schedule sets forth the names, titles and current annual salary or other compensation, including any bonus, if applicable, of all present officers, directors and employees of Target with annual base compensation of Thirty Thousand Dollars ($30,000) or more, together with a statement of the full amount of all remuneration paid to each such person and to any director during the twelve-month period preceding the date hereof.

2.27  Labor Relations. Target is not and has never been a party to nor are any of its employees otherwise subject to any collective bargaining agreement. Currently and during the past three (3) years there neither are nor have been any: (a) activities or proceedings of any labor union or representatives thereof to organize any employees of Target; (b) unfair labor practice complaints or grievances against Target; or (c) labor strike, dispute, slowdown, work stoppage, picketing, lockout or threat thereof against Target. Target has not received any unresolved or outstanding notice of the intent of any federal, state or local agency or instrumentality having jurisdiction and responsibility for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Target, and no such investigation is in progress.

2.28  Insurance. Attached hereto as Schedule 2.28 of the Sellers’ Disclosure Schedule is a complete and correct list of all policies of insurance of which Target is the owner, insured or beneficiary, or which covers Target or any of the Target Assets. Copies of such policies have been made available to Buyer. To the best knowledge of Seller, all such policies are in full force and effect. There is no default with respect to any provision contained in any such policy by Target or, to the best knowledge of the Sellers, any other party thereto, or any event which, with notice or the passage of time or both may constitute such a default, nor has there been any failure to give any notice or present any Claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding unpaid premiums or Claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any Claim under, any such policy has been received by Target. During the last five (5) years, target has not been refused any insurance, nor has any coverage been limited by any insurance carrier to which an application for insurance was made or with which insurance was carried.

2.29  Employee Benefit Plans.

(a)  Schedule 2.29 of the Sellers’ Disclosure Schedule sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by

Target on behalf of current or former directors, officers or employees of Target, or for which Target has any liability, contingent or otherwise (collectively, the “Benefit Plans”).

(b)  Sellers have furnished Buyer with a complete and accurate copy of (i) the plan document or other governing contract for each Benefit Plan, as amended, and a summary of any unwritten Benefit Plans, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) each trust or other funding agreement with respect to each Benefit Plan, (iv) the most recently filed IRS Form 5500 (including schedules and attachments) with respect to each Benefit Plan, (v) the most recently received IRS determination letter and application therefor, and (vi) the most recently prepared actuarial report and financial statements for each Benefit Plan.

(c)  The Benefit Plans have been operated and administered in material compliance with their terms and the applicable requirements of ERISA, the Code and any other applicable governing law except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Target. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA, the Code or governing law (including, without limitation, applicable foreign laws).

(d)  No Benefit Plan is subject to Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither Target nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Target under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”) has incurred any liability under title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full. No event or fact exists which could give rise to any liability to Target or any ERISA Affiliate under Title IV of ERISA or Section 412 of the Code.

(e)  For each Benefit Plan that is a defined benefit pension plan within the meaning of Statement of Financial Accounting Standard No. 87 (“SFAS 87”), and including, without limitation, any such foreign Benefit Plan), the “projected benefit obligation” of each such plan does not exceed the market value of its “plan assets” as of December 31, 2004, as such terms are defined in SFAS 87.

(f)  There are no pending or, to best knowledge of the Sellers, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Benefit Plans.

(g)  Each of the Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter or opinion letter from the IRS and no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or otherwise result in the loss of its qualified status. Any voluntary employee benefit association which provides benefits to current or former employees of Target, or their beneficiaries, has been operated in material compliance with Section 501(c)(9) of the Code.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event) will (i) result in any payment becoming due to any current or former employee or director of Target, (ii) increase any benefits under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits. No payments or other benefits under any Benefit Plan or other agreement with the Target or ERISA Affiliate will be considered an excess parachute payment under Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

(i)  Target does not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of Target, except (i) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s Beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(j)  None of the assets of any Benefit Plan is stock of Target or any of their Affiliates, or property leased to or jointly owned by Target or any of its Affiliates.

2.30  Customers. Schedule 2.30 (to be delivered by Sellers to Target within two (2) days after the Closing Date) of the Sellers’ Disclosure Schedule sets forth a true and complete list of Target’s top ten (10) referral sources (e.g., physicians and clinics) for individuals purchasing drugs from Target for each of the last three (3) calendar years, and for the period from January 1, 2004 to December 31, 2004, based on the number of referrals received by Target from such sources during such period.

2.31  Accounts; Lockboxes and Safe Deposit Boxes. Schedule 2.31 of the Sellers’ Disclosure Schedule sets forth a list of: (a) the names of each bank, savings and loan association, securities, or commodities or other financial institution in which Target has an account, (b) the location of all lockboxes and safe deposit boxes of each, and (c) the names of all Persons holding powers of attorney, including signature authority for each such account indicated in subparagraph (a) hereof or having access to each such lockbox or safe deposit box indicated in subparagraph (b) hereof.

2.32  Licenses. The Sellers have made available to Buyer true and complete copies of all permits, licenses, registrations, franchises, certificates, concessions and other governmental approvals and authorizations held by Target pertaining to the Real Property Interests or the operations of Target, as amended, supplemented and modified through the date hereof (the “Licenses and Permits”). Schedule 2.18(a) of the Sellers’ Disclosure Schedule contains a list of all such material Licenses and Permits. Target and each of its employees or agents providing services at the pharmacy, as applicable, (i) hold all material Licenses and Permits required for the operation of the Business, including, without limitation, all material Licenses and Permits required by federal, state and local law and all applicable regulatory agencies, and (ii) are in compliance in all material respects with all applicable laws, regulations and agreements. All such material Licenses and Permits are in full force and effect and Seller is not in default in any respect with respect to any such material Licenses and Permits. No notice from any authority with respect to the revocation, termination, suspension or limitation of any such material

Licenses and Permits has been served on or issued or given to Target, nor is Seller aware of the proposed or threatened issuance of any such notice.

2.33  Payment Programs. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has received written notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare or Medicaid programs, any other federally funded health care program or any other third party payor (collectively, the “Payment Programs”). Target has valid and current provider agreements with the Payment Programs. Target is in compliance in all material respects with the conditions of participation for the Payment Programs. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has received written notice that a Payment Program has requested or threatened any recoupment, refund or set-off from Target, or imposed any fine, penalty or other sanction on Target, nor has Target been excluded from participation in a Payment Program. Target has not submitted to a Payment Program any false or fraudulent claim for payment, nor has Target at any time violated in any material respect any condition for participation, or any published rule, regulation, policy or standard of a Payment Program.

2.34  Fraud and Abuse. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

2.35  Physician Self-Referrals. Target’s operations relating to the Business are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations. Neither Seller, nor any of Target’s officers or employees, nor, to the best knowledge of Seller, Target’s agents has violated any such statute or regulation.

2.36  Controlled Substances. Target has not engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

2.37  Disclosure. No representation or warranty in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE 3

REPRESENTATION AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Closing Date, as follows:

3.1  Organization; Qualification; Authority and Enforceability. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority (a) to do business in the jurisdictions wherein the character of the properties owned or leased or the nature of the activities by it make such qualification necessary, (b) to execute and deliver this Agreement, and (c) to perform its obligations hereunder, including the payment of the Purchase Price and the issuance of the Notes. Buyer’s execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.2  No Conflict; No Violation of Laws or Agreements. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereunder and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not: (a) contravene any provision of Buyer’s charter or bylaws, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which would, with or without the passage of time or the giving of notice or both constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which Buyer is a party, or by which any of its assets may be bound or affected or (ii) any judgment or order of any Governmental Authority applicable to Buyer, or (iii) any law, rule or regulation applicable to Buyer.

3.3  Consents. No consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with Buyer’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder by Buyer.

3.4  Litigation and Claims. There are no Claims pending or, to the best knowledge of Buyer, threatened which seek to delay or prevent the consummation of the transactions contemplated by this Agreement or which would adversely affect or restrict Buyer’s ability to perform its obligations under this Agreement.

3.5  SEC Reports. The forms, reports and documents filed by Parent with the Securities and Exchange Commission since January 1, 2003 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the “Parent SEC Reports”) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.

3.6  Brokers. Neither Buyer nor anyone acting on its behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, or made any agreement or taken any other action which would cause Target or Buyer, or any of their Affiliates, to be obligated to pay any brokers fee, commission or other fees with respect to the purchase of the Shares or as a result of the transactions contemplated by this Agreement.

3.7  Investment Representations. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Buyer also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Buyer’s representations contained in the Agreement. Buyer hereby represents and warrants as follows: Buyer has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Target so that it is capable of evaluating the merits and risks of its purchase of the Shares and has the capacity to protect its own interests. Buyer must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Buyer understands that Target has no present intention of registering the Shares. Buyer also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Buyer to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Buyer might propose. Buyer is acquiring the Shares for Buyer’s own account for investment only, and not with a view towards their distribution. Buyer represents that by reason of its, or of its management’s, business or financial experience, Buyer has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Buyer is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement. Buyer represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

ARTICLE 4

CERTAIN OBLIGATIONS

4.1  Controlled Substances Registration. Within ten (10) business days following the date hereof, Buyer shall file or supply, or cause to be filed or supplied, all necessary applications and information required for Buyer’s Controlled Substances Registration Certificate with the Drug Enforcement Administration.

4.2  Management Representation Letters. The Sellers will execute management representation letters reasonably requested by Parent’s outside auditors in connection with the audit of Target.

ARTICLE 5

CONDITIONS TO CLOSING

[RESERVED]

ARTICLE 6

DELIVERIES AND PROCEEDINGS AT CLOSING

6.1  Closing Deliveries by Sellers. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following documents, all in form and content reasonably satisfactory to Buyer:

(a)  Corporate Documents.

(i)  Certificates of corporate good standing or legal existence, and tax status certificates, of Target as of a recent date;

(ii)  The duly executed resignation, effective as of the Closing, of each of the officers and directors and of each of the trustees, plan administrators and fiduciaries of Target;

(iii)  Evidence reasonably acceptable to Buyer that the authority of the persons holding powers of attorney or having signature authority or access to lockboxes or safe deposit boxes as indicated on Schedule 2.31 of the Sellers’ Disclosure Schedule has been terminated;

(iv)  Certifications by the President and Secretary of Target as to the accuracy of the Financial Statements in the form attached hereto as Exhibit D;

(v)  A legal opinion of Cooley Godward LLP in the form of Exhibit E;

(vi)  Resolution of the Board of Directors of Target, effective prior to the Closing, terminating Target’s 2002 Stock Option Plan and any options to acquire capital stock issued thereunder; and

(vii)  Evidence of termination, effective prior to the Closing, of the Shareholders Agreement, dated January 9, 2002, by and among Target, Pat Iantorno, George Moncada and Mike Winters.

(b)  Transfer of Shares.

(i)  Stock certificates (or affidavits of loss as contemplated by Section 1.1(a) hereof) evidencing the Shares accompanied by stock powers duly executed in blank and any other documents that are necessary to transfer to Buyer good title to the Shares, free and clear of all Liens; and

(ii)  One or more certificates of the non-foreign status of Seller required to be delivered under Treas. Reg. Section 1.1445-2 in order to relieve Buyer of the requirements to withhold United States Taxes under Section 1445 of the Code.

(c)  Related Agreements.

(i)  A General Release in the form of Exhibit F, executed by each Seller;

(ii)  A Noncompetition, Nonsolicitation and Confidentiality Agreement in the form of Exhibit G, executed by each Seller, other than Max Iantorno;

(iii)  The Tubb Purchase Agreement, executed by Michael Tubb;

(iv)  All consents and approvals listed on Schedule 2.20 of Sellers’ Disclosure Schedules; and

(v)  An appropriate power of attorney, in connection with Buyers’ application for a pharmacy license and new DEA registration, in form and substance reasonably satisfactory to each of the parties.

6.2  Deliveries By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Sellers the following, all in form and content reasonably satisfactory to Sellers:

(a)  Corporate Documents.

(i)  Certificates of corporate good standing or legal existence of Buyer as of a recent date.

(b)  Purchase Price Payment.

(i)  Four Million Four Hundred Thousand Dollars ($4,400,000) by wire transfer of immediately available funds; and

(ii)  One Million Nine Hundred Thousand Dollars ($1,900,000), as adjusted pursuant to Section 1.7, by delivery of the Notes, executed by Buyer.

(c)  Related Agreements.

(i)  The Warrants, executed by Parent; and

(ii)  The Parent Guaranty in the form of Exhibit I, executed by Parent.

ARTICLE 7

TERMINATION

[RESERVED]

ARTICLE 8

CERTAIN ADDITIONAL COVENANTS

8.1  Costs and Expenses. Each party hereto will pay its own costs and expenses, including legal and accounting fees, in connection with the negotiation, execution, performance of and compliance with this Agreement.

8.2  Tax Matters.

(a) (i) Sellers shall be liable for and shall indemnify Buyer and Target for Taxes attributable to Target for any taxable years or periods that ends on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of such taxable years ending on and including the Closing Date, provided that Sellers shall not be liable for any tax, penalties, interest or additions to tax resulting from Buyer’s late filing of any Return.

(ii) Buyer shall be liable for and shall indemnify Sellers for Taxes of Target for any taxable years or periods that begins after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of the taxable years beginning on the day after the Closing Date.

(iii) For purposes of subparagraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes of Target for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined by assuming that Target had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

(iv) Any payment by Sellers or Buyer under this Section 8.5 will be treated for tax purposes as an adjustment to the Purchase Price.

(b) Sellers shall cause Target to file when due all Returns that are required to be filed by Target for taxable years or periods ending on or before the Closing Date, and Buyer shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to Target, provided that Buyer shall provide to Sellers at least 30 days prior to filing any Returns of Target which include periods or items for which Sellers may have an indemnification obligation pursuant to this Section 8.2 and shall make any changes requested by Sellers to such Returns prior to filing which are approved by Buyer, such approval not to be unreasonably withheld.

(c) After the Closing Date, Sellers, on the one hand, and Buyer, on the other hand, shall: (i) assist the other party in all reasonable respects in preparing any Returns or reports which such other party is responsible for preparing and filing in accordance with this

Section 8.5; (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and tax returns of Target; (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to taxes of Target; (iv) provide timely notice to the other in writing of any pending or threatened tax audit or assessments of Target for taxable periods for which the other may have a liability under this Section 8.5; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

(d)  Buyer shall notify Sellers in writing upon receipt by Buyer of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may materially affect the Tax liabilities of Target for which Sellers would be required to indemnify Buyer and Target. Sellers shall be entitled, at their expense, to control any audit or litigation related to such assessments or liabilities to the extent solely related to matters for which Sellers would be required to indemnify Buyer and Target.

(e)  Each Seller shall notify Buyer in writing upon receipt by such Seller of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may adversely affect the Tax liabilities of Target for which Buyer and Target would be required to indemnify Sellers.

8.3  Section 338 Election. Sellers acknowledge that Buyer will have the option to make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement. If Buyer exercises its option to make such election, Buyer will indemnify and hold harmless each Seller from and against any additional Taxes (including Taxes paid as a result of such indemnification) paid by such Seller in respect of the acquisition of such Seller’s Shares as a result of Buyer’s determination to make such election (the “Additional Taxes”). Promptly after Buyer’s determination to make such election, Buyer shall deliver to Sellers its calculation of Additional Taxes. If Sellers object to Buyer’s calculation of Additional Taxes, Buyer shall promptly meet with Sellers and endeavor to reach agreement on the calculation of Additional Taxes within 30 days after Sellers’ receipt of Buyer’s calculation. Any such agreement or objection by Sellers shall be determined by a vote of the majority of the Shares, with such numbers to be determined by reference to the date that is immediately prior to the date of this Agreement. If at any time Sellers and Buyer agree in writing on the calculation of Additional Taxes, such calculation shall automatically be final and conclusive. If Sellers and Buyer disagree on the amount of Additional Taxes, and are unable to reach agreement on the amount of Additional Taxes within such 30 days, Buyer and Sellers shall immediately retain an independent certified public accounting firm, mutually selected and who has not provided material services to Buyer, the Target or any Seller during the previous two years, to resolve the dispute on the calculation of Additional Taxes as soon as reasonably possible. The resolution of all open issues on the calculation of Additional Taxes by such independent certified public accounting firm shall be final and binding on Sellers and Buyer. All fees and disbursements of such independent certified public accounting firm shall be paid by the party found by such independent certified public accounting firm to be in the greatest error with respect to their position on the calculation of Additional Taxes or, if no such finding is made by such independent certified public accounting firm, paid evenly by the Buyer, on the one hand, and Sellers, on the other, with such amounts from Sellers to be paid pro rata in accordance with the allocations set forth on Schedule 1.5(b).

ARTICLE 9

INDEMNIFICATION

9.1  Indemnification by Sellers. Each Seller does hereby severally (to the extent of his proportionate ownership of the Shares, and not jointly, indemnify and hold harmless Buyer and Parent, and their respective Affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (collectively, “Losses”) incurred or suffered by any such Person arising from, by reason of or in connection with:

(a)  any misrepresentation or breach of any representation, warranty, covenant or agreement of such Seller contained in this Agreement or any certificate delivered by such Seller hereunder or thereunder;

(b)  claims arising from, by reason of or in connection with any of the following, to the extent that it relates to matters prior to or on the Closing Date,

(i)	Bay Area Specialty Pharmacies;
(ii)	Michael Tubb, except for claims under the Tubb Purchase Agreement;
(iii)	The matters listed on Schedule 2.16;
(iv)	Any claim of attorneys, accountants and other professionals engaged by Target or Sellers for fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby; and
(v)	Any options issued, or alleged to be issued by Target, including under any plan or resolution of the Board of Directors of Target;

(c)  the failure of such Seller to comply with Article 8 or any Federal, state or local tax laws applicable to the transactions contemplated by this Agreement; and

(d)  any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (a) through (c) of this Section 9.1;

provided, however, that notwithstanding the foregoing, (W) the indemnification to be provided by Sellers in respect of any matter referred to in clause (a) above (other than for breach of any representation or warranty set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18, 2.29, 2.33, 2.34, 2.35 and 2.36) shall not exceed, with respect to any Seller, an amount equal to the original principal amount of such Seller’s Note; (X) the indemnification to be provided by Sellers in respect of a breach of any representation or warranty set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18, 2.29, 2.33, 2.34, 2.35 or 2.36, or any matter referred to in clause (b) above, shall not exceed, with respect to any Seller, an amount equal to the Purchase Price payable to such Seller under Section 1.2; (Y)

Sellers will have no indemnification obligation in respect of any matter referred to in clause (a) above (other than for breach of any covenant or agreement, or breach of representation or warranty set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18, 2.29, 2.33, 2.34, 2.35 and 2.36) until the aggregate amount of all Losses with respect to such matters exceeds $100,000 and then for the amount of all such Losses; and (Z) the liability of Sellers shall be joint and several to the extent, but only to the extent, that Buyer shall have the right to offset any Losses that are indemnifiable by any Seller hereunder against any Notes payable to any Seller.

9.2  Indemnification by Buyer. Buyer does hereby indemnify and hold harmless Sellers and their respective agents and representatives from and against any and all Losses incurred or suffered by any such Person arising from, by reason of or in connection with:

(a)  any misrepresentation or breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer hereunder or thereunder;

(b)  subject to Section 1.3, the failure of Buyer to comply with any Federal, state or local tax laws applicable to Buyer as a result of the transaction contemplated by this Agreement; and

(c)  any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (a) through (b) of this Section 9.2.

9.3  Notice and Opportunity to Defend. In case any Claim or litigation which may give rise to any obligation of a party under the indemnity provisions of this Agreement (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof. Failure to give such notice shall not effect the rights of the Indemnified Party hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in and if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.

9.4  Offset. Buyer shall be entitled to offset against amounts due Sellers under the Notes any Losses for which Buyer is entitled to indemnification under Section 9.1.

9.5  Survival. The indemnification obligations hereunder shall remain in full force and effect and survive the Closing as follows: (a) the representations and warranties in Article 2 (other than the representations and warranties set forth in Sections 2.1, 2.2, 2.5, 2.14, 2.18, 2.29, 2.33, 2.34, 2.35 and 2.36) shall survive the Closing only for a period of eighteen (18) months after the Closing Date, (b) the representations and warranties in Sections 2.14 shall survive for seven (7) years after the Closing Date and (c) the covenants and agreements, and the representations and warranties in Section 2.1, 2.2, 2.5, 2.18, 2.29, 2.33, 2.34, 2.35 and 2.36, shall survive for three (3) years after the Closing Date.

9.6  Exclusive Remedy. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section 9 shall be the sole and exclusive right and remedy for damages exercisable by such party with respect to any breach by the other party hereto of this Agreement, including any representation, warranty or covenant in this Agreement or any certificate delivered by the Sellers hereunder.

ARTICLE 10

MISCELLANEOUS

10.1  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier, or if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses or by telecopy, receipt confirmed (or at such other address as shall be given in writing by any party to the other):

If to Buyer, to:

Allion Healthcare, Inc.
1660 Walt Whitman Road
Melville, New York 11747
Fax: (631) 547-6532
Attention: Michael P. Moran

With a copy to:

Nixon Peabody LLP
990 Stewart Avenue, 3rd Floor
Garden City, New York 11530
Fax: (516) 832-7555
Attention: Allan H. Cohen

If to Sellers, to the addresses set forth on the signature page hereto.

With a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121
Fax: (858) 550-6420
Attention: Steven Przesmicki

10.2  Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer is entitled to assign all or part of its rights and obligations under this Agreement to an Affiliate of Buyer, provided, however, that Buyer shall remain fully responsible for the performance of its obligations hereunder.

10.3  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. All references herein to Articles, Sections (other than Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require.

10.4  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

10.5  Consent to Jurisdiction. The Parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement may be brought and enforced in the courts of the State of California, County of San Diego or of the United States of America located in the State of California, County of San Diego, and irrevocably submits to such jurisdiction for such purpose. The Parties hereby irrevocably waive any objection to such jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Parties (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10.1 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Party so served in any action, proceeding or claim.

10.6  Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

10.7  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Facsimile copies shall be deemed binding originals.

10.8  Further Assurances. After Closing, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

10.9  Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of a subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.10  Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

10.11  Entire Agreement. This Agreement and the schedules, exhibits and certificates hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MOMS PHARMACY, INC.

By: /s/ Michael Moran___________
        Name: Michael Moran
Title: President and CEO

SELLERS:

/s/ Pat Iantorno
Pat Iantorno
5445 Calzada del Bosque
P.O. Box 2495
Rancho Santa Fe, California 92067

/s/ Eric Iantorno
Eric Iantorno
522 Orpheus Avenue
Encinitas, California 92024

/s/ Jordan Iantorno
Jordan Iantorno
5445 Calzada del Bosque
P.O. Box 2495
Rancho Santa Fe, California 92067

/s/ Jordan Iantorno a/c/f Max Iantorno
Jordan Iantorno a/c/f Max Iantorno
5445 Calzada del Bosque
P.O. Box 2495
Rancho Santa Fe, California 92067

/s/ Michael Winters
Michael Winters
2033 San Elijo Avenue, #231
Cardiff, California 92007

/s/ George Moncada
George Moncada
13457 Wyngate Point
San Diego, California 92130

Exhibit A

DEFINITIONS

“Affiliate” means, when used with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning specified in the Introduction hereto.

“Audited Financial Statements” has the meaning specified in Section 2.8(a) hereto.

“Beneficiary” means the Person(s) designated by an employee, former employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverages, indemnification, or any other goods or services under any Benefit Plan.

“Benefit Plans” has the meaning specified in Section 2.29(a).

“best knowledge of the Sellers” and similar phrases are limited to the actual knowledge of the individual Sellers and means that no such individual has such knowledge of any state of facts which is different from the facts described in this Agreement or the schedules and, in the case of Pat Iantorno and George Moncada, includes such knowledge after due inquiry and investigation.

“Books and Records” includes the original and all copies of reports, books, manuals, financial statements or reports, price books, confirmations, telegrams, receipts, inventory books, contracts, printed matters, computer printouts, teletypes, invoices, transcripts, analyses, Returns, minutes, accounts, estimates, projections, comparisons, press releases, reviews, opinions, studies and investigations, graphic representations of any kind (including photographs, charts, graphs, videotape and motion pictures, electronic and mechanical records, tapes, cassettes, discs and recordings, whether preserved in writing, phone record, film, tape, videotape or computer record).

“Business” has the meaning specified in the Introduction hereto.

“Buyer” has the meaning specified in the Introduction hereto.

“CERCLA” has the meaning specified in Section 2.18(b) hereto.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Closing” has the meaning specified in Section 1.4.

“Closing Date” has the meaning specified in Section 1.4.

“Closing Date Balance Sheet” means a balance sheet for the Target as of the Closing Date, prepared in accordance with GAAP consistently applied by Buyer.

“Closing Date Working Capital” means, subject to Section 1.7(c), all current assets of the Target as shown on the Closing Date Balance Sheet minus all current liabilities of the Target as shown on the Closing Date Balance Sheet (it being understood that, for purposes of calculating current assets of the Target, amounts received in respect of the Pilot Program referred to in Section 1.8 hereof shall not be taken into consideration).

“Code” means the Internal Revenue Code of 1986 and valid interpretations thereof, as reflected in Treasury regulations, published IRS rulings and court decisions.

“Contracts” has the meaning specified in Section 2.17(a).

“Disclosure Schedules” shall mean the Sellers’ Disclosure Schedules delivered to Buyer in connection with the transactions contemplated hereby.

“Environmental Laws” has the meaning specified in Section 2.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 2.29(d).

“Financial Statements” has the meaning specified in Section 2.8(a).

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Governmental Authority” means all agencies, instrumentalities, departments, commissions, courts, tribunals or boards of any government, whether foreign, federal, state or local.

“Hazardous Substances” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under Environmental Laws.

“Indemnified Party” has the meaning specified in Section 9.3.

“Indemnifying Party” has the meaning specified in Section 9.3.

“Intellectual Property” has the meaning specified in Section 2.23.

“Interim Statements” has the meaning specified in Section 2.8(a)

“IRS” means the Internal Revenue Service and any similar or successor agency of the federal government of the United States of America administering the Code.

“Licenses and Permits” has the meaning specified in Section 2.32.

“Lien” means, with respect to any asset or right, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim or right whatsoever, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing except with respect to securities, restrictions on transferability imposed by federal and state securities laws.

“Losses” has the meaning specified in Section 9.1.

“Material Adverse Effect” on a Person means a material adverse impact or effect on the business, operations, assets, liabilities or financial condition of such Person.

“Notes” has the meaning specified in Section 1.5(b).

“Oris” has the meaning specified in 6.1(c)(iv).

“Parent” means Allion Healthcare, Inc. a Delaware corporation.

“Parent SEC Reports” has the meaning specified in Section 3.5.

“Payment Programs” has the meaning specified in Section 2.33.

“Person” means any natural person, corporation, business trust, trust, estate, partnership, limited partnership, limited liability company, limited liability partnership, association, joint venture, or other entity.

“Personal Property” has the meaning specified in Section 2.22.

“Pilot Program” means the Medi-Cal program applied for by the Target pursuant to Pilot Bill 1367, which program if the Target’s application is granted, shall result in certain sums being paid to the Target by Medi-Cal in respect of the period September 1, 2004 through December 31, 2004.

“Purchase Price” has the meaning specified in Section 1.2.

“Real Property Interests” has the meaning specified in Section 2.21(b).

“Realty Leases” has the meaning specified in Section 2.21(b).

“Related Party” means any Seller, any of the members, managers, officers or directors of any Seller or any Affiliate of any Seller or any of their respective members, managers, officers, directors or family members, or any Person in which any Seller has any direct or indirect interest.

“Returns” means all reports, estimates, declarations of estimated tax, information statements, forms, and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Seller” and “Sellers” have the respective meanings specified in the Introduction hereto.

“Sellers’ Disclosure Schedule” has the meaning specified in the introduction to Article 2.

“SFAS 87” has the meaning specified in Section 2.29(e).

“Shares” has the meaning specified in the Introduction hereto.

“Target” has the meaning specified in the Introduction hereto.

“Target Assets” means the assets or rights of Target used or held for use in the Business.

“Taxes” or “Tax” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any Target is required to pay, withhold or collect.

“Worker Health and Safety Laws” shall mean all federal, state or local laws, including ordinances, requirements, rules, regulations, licenses, permits, orders, injunctions, judgments or decrees relating to or addressing workplace or worker safety and health.

“Warrants” has the meaning specified in Section 1.2.